EXHIBIT 10.5

SEVENTH AMENDMENT TO LEASE

THIS Seventh Amendment to Lease (this “Amendment”) is entered into as of December 28, 2007, between NNN 100 Cyberonics Drive, LLC, NNN 100 Cyberonics Drive 1, LLC, NNN 100 Cyberonics Drive 2, LLC, NNN 100 Cyberonics Drive 3, LLC, NNN 100 Cyberonics Drive 4, LLC, NNN 100 Cyberonics Drive 5, LLC, NNN 100 Cyberonics Drive 6, LLC, NNN 100 Cyberonics Drive 7, LLC, NNN 100 Cyberonics Drive 8, LLC, NNN 100 Cyberonics Drive 9, LLC, NNN 100 Cyberonics Drive 10, LLC, NNN 100 Cyberonics Drive 11, LLC, NNN 100 Cyberonics Drive 12, LLC, NNN 100 Cyberonics Drive 13, LLC, NNN 100 Cyberonics Drive 14, LLC, each one a Delaware limited liability company (“Landlord”), acting by and through Triple Net Properties Realty, Inc. (“Agent for Landlord”), successor-in-interest to and assignee  of  Space Center Operating Associates, L.P., and CYBERONICS, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.           Space Center Operating Associates, L.P. and Tenant entered into a certain Lease Agreement (the “Lease Agreement”) dated effective December 5, 2002, as amended by amendment to lease dated March 3, 2003 (the “First Amendment”) second amendment to lease, dated October 2, 2003  (the “Second Amendment “),  third amendment to lease dated March 11, 2004 (the “Third Amendment”), fourth amendment to the lease agreement dated March 23, 2005 (the “Fourth Amendment”), fifth amendment to the lease agreement dated May 5, 2005 (the “Fifth Amendment”), sixth amendment to the lease agreement dated as of July 13, 2005 (the “Sixth Amendment”) (the Lease Agreement, as previously amended, and this Amendment are hereinafter collectively referred to as the “Lease”);

B.           The Premises leased under the Lease comprise a total of 134,147 Rentable Square Feet, consisting of Suites 102, 103, 105, 106, 107, 110, 115, 127, 130, 140, 143, 150, 160, 202, 203, 300, 400, 500, and 600, and Tenant’s Proportionate Share of the Building is 92.9343%; and

C.           Tenant now desires to surrender certain portions of the Premises, and Landlord and Tenant now desire to evidence the agreement with respect to Tenant’s surrender of portions of the Premises and to extend the term of the Lease subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other valuable consideration paid by each party to the other, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby amend the Lease as follows:

AGREEMENTS:

1.           Definitions.  All terms not otherwise defined herein shall have the meanings given them in the Lease Agreement.

2.           Premises.  Effective on the dates set forth below (each, a “Surrender Date” and collectively, the “Surrender Dates”), Tenant shall vacate and surrender the portion of the Premises identified in the columns adjacent to the Surrender Date by Suite number and square footage (each, a “Surrendered Space” and collectively, the “Surrendered Spaces”), in the condition in which Section 25 of the Lease Agreement requires the Premises to be surrendered at the expiration of the Term.  From and after each Surrender Date, the Tenant’s Rentable Square Feet shall be as set forth in the column entitled “Remaining RSF”, the term “Premises” shall mean the space comprising the Remaining RSF, and Tenant’s Proportionate Share of the Building shall be as set forth in the table below.

Surrender Date	Suite No.	Square Footage of Surrendered Space	Remaining RSF	Proportionate Share following Surrender
12/01/07	140	2,029	132,118	91.53%
03/01/08	130 and 102	2,055	130,063	90.11%
06/01/08	127	3,852	126,211	87.44%
09/01/08	200	11,440	114,771	79.51%

From and after the later of each Surrender Date or the actual vacation and surrender of the Surrendered Space, neither party shall have any further obligations to the other with respect to such Surrendered Space, except for obligations that by their nature survive termination, including indemnity obligations and liability for payment of (or return of) additional rent for the Surrendered Space following receipt of Landlord’s annual Operating Expense statement for the year in which the Surrendered Space is surrendered.  If Tenant holds over in any portion of the Surrendered Space following the scheduled Surrender Date for such space, Tenant shall pay holdover rent for the Surrendered Space as provided in the Lease.

3.           Extension.  The Term of the Lease shall be extended for a period of 86 months, commencing November 1, 2007 (the “Renewal Effective Date”) and expiring December 31, 2014 (the “Renewal Term”), upon the same terms and conditions as provided in the Lease, except as expressly modified hereby.

4.           Base Rent.  Commencing on the Renewal Effective Date, Tenant shall pay Base Rent as follows:

Lease Years	Annual Base Rent per Rentable Square Foot	Monthly Base Rent Payment
11/ 01/07 – 11/30/07	$21.50	$240,346.71
12/01/07 – 12/31/07	$21.50	$236,711.42
01/01/08 – 02/29/08	$22.00	$242,216.33
03/01/08 – 05/31/08	$22.00	$238,448.83
06/01/08 – 08/30/08	$22.00	$231,386.83
09/01/08 – 12/31/08	$22.00	$210,413.50
01/01/09 – 12/31/09	$22.50	$215,195.63
01/01/10 – 12/31/ 10	$23.00	$219,977.75
01/01/11 – 12/31/11	$23.50	$224,759.88
01/01/12 – 12/31/12	$24.00	$229,542.00
01/01/13 – 12/31/13	$24.50	$234,324.13
01/01/14 – 12/31/14	$25.00	$239,106.25

5.           Additional Rent.  Effective as of the Renewal Commencement Date, the Base Year for the Premises shall be calendar year 2007.  Effective January 1, 2008, the Base Year for the Premises shall be calendar year 2008, in each case calculated on a “grossed-up” basis to reflect 95% occupancy.

6.           Operating Expenses.

A.           The second grammatical paragraph of Section 6.a. of the Lease Agreement is modified, effective as of January 1, 2008, to provide that, notwithstanding anything to the contrary contained in Section 6.a, the Controllable Operating Expenses for each calendar year after Base Year 2008 shall not be more than 4% greater than the Controllable Operating Expenses for the previous calendar year.

B.           Section 6.b.(ii) of the Lease Agreement is modified, effective as of the Renewal Commencement Date, to delete the parenthetical and insert in its place:  “(including management fees not to exceed three and one half percent (3.5%) of gross rentals attributable to the Property)”.

7.           Premises.  Tenant accepts the Premises in “AS IS”, “WITH ALL FAULTS” condition as of the date of this Amendment.  Landlord has no responsibility to make any alterations or improvements to the Premises, except as expressly set forth in this Amendment.  Tenant specifically acknowledges that Landlord has made no representations or warranties whatsoever concerning the condition of any aspect of the Premises, the Building, and the Property, or the present or future suitability for Tenant’s use.  Landlord and its agents expressly disclaim, and Tenant expressly waives, all implied warranties, including any warranties of habitability, good and workmanlike construction, suitability of design or fitness for a particular purpose.  Tenant expressly waives any warranty as to the environmental condition of the Property, Building or Premises, and the presence of or contamination by Hazardous Materials.

8.           Option to Renew.  The option to renew set forth in Exhibit F to the Lease Agreement is hereby modified as follows, and remains in full force and effect, as modified:  Notwithstanding anything to the contrary in Exhibit F, Tenant’s election to renew the Lease shall be made in writing to Landlord not more than fifteen (15) months and not less than twelve (12) months prior to expiration of the Renewal Term.  There are no other rights or options to renew the Lease or extend the Renewal Term.

9.           Right of First Refusal to Lease.  There are no other rights or options to expand the area of the Premises except the right of first refusal set forth in Exhibit G to the Lease Agreement, which right of first refusal remains in full force and effect.

10.           Landlord’s Right to Market.  The parties acknowledge and agree that:  (a) Tenant is interested in surrendering an additional portion of the Premises identified as Suite 103, being 3,692 Rentable Square Feet (the “Give Back Space”), (b) Landlord is willing to authorize Landlord’s Broker to use its reasonable efforts to market the Give Back Space, (c) Landlord has no obligation whatsoever to lease the Give Back Space, and (d) unless and until Landlord executes and delivers a lease agreement with a third party agreeing to lease the Give Back Space to such third party on terms and conditions satisfactory to Landlord in Landlord’s sole discretion, the Give Back Space shall remain a part of the Premises and Tenant shall remain obligated therefor.  Tenant agrees to surrender the Give Back Space and execute a document provided by Landlord terminating the Lease with respect to the Give Back Space upon the written request of Landlord, and to vacate and surrender the Give Back Space upon the date specified by Landlord, which date shall be not less than thirty (30) days’ after the date of Landlord’s notice.

11.           Right of First Refusal to Purchase.  Tenant shall have a right of first refusal to purchase the Property as provided in Rider One to this Amendment.

12.           Insurance.  Section 15.b.(ii) of the Lease Agreement is modified, effective as of the Renewal Commencement Date, as follows:  Notwithstanding anything to the contrary contained in the Lease, Tenant shall provide commercial general liability insurance with inclusive limits of not less than Five Million Dollars ($5,000,000) for each occurrence and in the aggregate.

13.           Parking.  As provided in Section 2.t. of the Lease Agreement, Tenant is entitled to four parking spaces per 1,000 square feet of rentable area of the Premises, out of which Tenant may designate .25 reserved parking spaces per 1,000 square feet of rentable area.  As of the date hereof, Tenant is entitled to 536 spaces, of which 34 are reserved.  Parking shall be recalculated as of each Surrender Date.

14.           Deletions. Paragraph II B (Consumer Price Index Escalation) of the Sixth Amendment is hereby deleted in its entirety.  Additional Rent for Suite 103 shall be calculated in accordance with the provisions of Section 6 and Exhibit K of the Lease Agreement, as modified by Paragraph 6 above.  Exhibits E-1 (Tenant Improvements) and E-2 (Unamortized Cost Schedule) to the Lease Agreement, Paragraph 7 (Construction Allowance) to the First Amendment, and Paragraph 7 (Construction Allowance) to the Second Amendment, have been fulfilled and are hereby deleted.

15.           Brokerage.  Landlord and Tenant each represent and warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment except Clear Lake Asset Management (Tenant’s Broker) and Transwestern Property Company SW GP, LLC (Landlord’s Broker), each of whom Landlord shall pay pursuant to separate agreement.  Tenant and Landlord shall each indemnify and hold the other harmless from all liability arising from any claim by any broker other than the listed brokers claiming by, through or under the indemnifying party.

16.           Addresses for Notice.  Section 1 is amended as follows:

Landlord's Address	c/o Triple Net Properties, LLC
for notices:	816 Congress, Suite 1540
Austin, TX 78701
Attn: Regional Asset Manager

Landlord's Payment	NNN 100 Cyberonics Drive LLC
Address:	P.O. Box 534157
Atlanta, GA 30353-4157

17.           Full Force and Effect.  Except as extended by this Amendment, all terms and conditions of the Lease shall remain in full force and effect and Landlord and Tenant shall be bound thereby.  Tenant hereby represents, warrants and agrees that:  (a)  there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease, (b) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant, and (c) Tenant has no offset or defense to its performance or obligations under the Lease.  Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord’s employees or agents (including Agent), including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have arisen out of or in connection with the Lease or Tenant’s occupancy of the Premises under the Lease.

18.           Authority.  Each party represents and warrants that it has due power and lawful authority to execute and deliver this Amendment and to perform its obligations under the Lease; and the Lease and this Amendment are the valid, binding and enforceable obligations of such party.

EXECUTED as of the date first written above.

LANDLORD:	TENANT:

TRIPLE NET PROPERTIES REALTY,	CYBERONICS, INC.
INC., Agent for Landlord

By:	By: /s/ DANIEL J MOORE
Name:	Name: Daniel J Moore
Title:	Title: President & CEO

Date:	Date: December 5, 2007

RIDER ONE

RIGHT OF FIRST REFUSAL TO PURCHASE

A.
Purchase Right.  Tenant shall have a continuing right of first refusal to purchase the Property (the “Purchase Right”).  The Purchase Right shall become operative upon receipt of written notice from Landlord (the “Landlord Notice”) that a bona fide third party offer has been received (other than at a public auction) by Landlord from a prospective third-party purchaser (which does not have the power of eminent domain) to purchase the Property and that Landlord is willing to accept the terms of such offer.  As used herein, “bona fide” means that Landlord has determined that the prospective purchaser is financially qualified to purchase the Property, and that the written offer is sufficient to permit Landlord to proceed to contract with the prospective purchaser. Landlord shall deliver to Tenant within a reasonable time after it lists the Property for sale such due diligence materials as it expects to provide to any prospective purchaser (the “Due Diligence Materials”), together with the form of confidentiality and access agreement which it would expect a prospective purchaser to sign (the “Confidentiality Agreement”), which Tenant shall sign as a condition to its receipt at any time of the Due Diligence Materials.  Tenant shall have a period of thirty (30) calendar days after receipt of the Due Diligence Materials in which to review such materials and to give notice of any objections which it may have.

B.
Terms.  The Landlord Notice shall include the economic terms and conditions, including purchase price and terms, earnest money, timing, contingencies, and conditions to the parties’ obligations (collectively, the “Terms”) which the third party has offered and Landlord is willing to accept.  An offer made by Landlord for the sale of the Property to a third party, other than in lieu of condemnation, shall give Tenant the same rights as if such offer were an acceptable offer made by a third party.  Landlord shall deliver, with the Landlord Notice, any Due Diligence Materials, or updates thereof, not previously delivered to Tenant.  Tenant shall be entitled to use the Exercise Period (defined below) period during which to review any such new Due Diligence Materials, review Property condition, and conduct such investigations as it deems necessary in connection with its decision to exercise the Purchase Right, subject to the terms of the Confidentiality Agreement.

C.
Exercise Period.  Upon receipt of the Landlord Notice, Tenant shall have thirty (30) calendar days to exercise its Purchase Right (the “Exercise Period”) by written notice to Landlord, upon the Terms set forth in the Landlord Notice.  Response by Tenant in the form of a counter-proposal to the terms in the Landlord Notice, or a failure to respond within the Exercise Period, will be deemed to be a rejection of Tenant’s Purchase Right, and Landlord may then proceed to negotiate with the prospective third-party purchaser and enter into a contract and sell the Property to the third-party, on any terms negotiated in such contract (the “Third Party PSA”), but this Lease shall continue otherwise on all the other terms and conditions hereof.

D.
Purchase and Sale Agreement.  If Tenant responds affirmatively, Tenant must include in its response an executed copy of a purchase and sale agreement for the Property delivered by Landlord with Landlord’s Notice, containing the Terms and being otherwise in a form that Landlord is willing to sign with the third party purchaser (excluding any due diligence or ‘free look’ provisions, because all due diligence will have been completed by Tenant during the Exercise Period).  Any modification to the purchase and sale agreement shall constitute a rejection of Tenant’s Purchase Right.

E.
Material Change after execution of Third Party PSA.  Notwithstanding the foregoing, if Tenant rejects, or is deemed to have rejected Tenant’s Purchase Right, and should Landlord and the third-party purchaser renegotiate the Third Party PSA after its effective date and such renegotiation will result in an economically material, written and binding amendment of the Third Party PSA (the “Amendment”), then Tenant shall have the right to purchase the Property on the terms set forth in this subparagraph E (the “Revived Purchase Right”).  Before entering into the Amendment, Landlord shall deliver the Third Party PSA, any intervening amendments, and the Amendment to Tenant and Tenant shall have three (3) business days from the date of Landlord’s delivery to review the same (the “Revived Exercise Period”).  Tenant must exercise the Revived Purchase Right, if at all, by delivering to Landlord no later than 5 p.m. (Central Time) on the final day of the Revived Exercise Period a written and binding letter agreement to Landlord which letter agreement (i) exercises the Revived Purchase Right, (ii) acknowledges that Tenant shall become the purchaser of the Property under a contract in the form of the Third Party PSA, as may have been amended, (iii) acknowledges that Tenant will execute and enter into the Amendment, (iv) acknowledges that Tenant will waive all objections that may have been raised under the Third Party PSA by the third party purchaser, as if Tenant had been the third party purchaser, (v) confirms that Tenant has deposited all required earnest money into escrow with the title company specified in the Third Party PSA, (vi) agrees that Tenant will reimburse Landlord as seller under the Third Party PSA for any cost incurred by Landlord in terminating the Third Party PSA as a result of Tenant’s exercise of the Revived Purchase Right, and (vii) acknowledges that Tenant will close on the purchase of the Property on the same closing date as set forth in the Third Party PSA, as may have been amended.  A purchase price reduction under the Third Party PSA will not be deemed “economically material” unless such reduction is greater than five percent (5%) of the original purchase price set forth in the Third Party PSA. Response by Tenant in the form of a counter-proposal to the terms in the Amendment, or a failure to respond within the Revived Exercise Period, will be deemed to be a rejection of Tenant’s Revived Purchase Right and Landlord shall have no further obligation to offer the Property to Tenant in connection with the Third Party PSA, as may be amended.

F.
Conditions. The Purchase Right may not be exercised if any Event of Default exists, after any cure periods, from the date upon which Landlord gives its Landlord Notice, and from the time of exercising the Purchase Right through the closing date.  The Purchase Right may not be exercised by any subtenant or assignee of Tenant.  The Purchase Right shall not be applicable to a transfer to or for a party related to Landlord.  The Purchase Right shall expire upon expiration of this Lease or earlier termination of Tenant’s right to possession.  Landlord has no obligation to Tenant to offer the Property for sale or to entertain any third party offer.  If for any reason a sale of the Property is not consummated with the prospective third-party purchaser within 180 days after Tenant’s rejection, Tenant’s Purchase Right shall be reinstated.